Exhibit 4.2

NUMBER 1 INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA

SHARES **374**

HOMETOWN BANKSHARES CORPORATION

TOTAL AUTHORIZED ISSUE

5,000,000 SHARES PREFERRED STOCK

PAR VALUE $1.00 EACH

See Reverse for Certain Definitions

This is to certify that United States Department of the Treasury is the owner of **********Three Hundred Seventy–Four (374) SERIES B************* fully paid and non-assessable shares of the above Corporation transferable only on the books of the corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the corporation and the signatures of its duly authorized officers.

Dated September 18, 2009

William C. Moses, Secretary

S. K. Still President

© 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.